DECORATOR INDUSTRIES, INC.
             COMPUTATION OF DILUTED INCOME PER SHARE OF COMMON STOCK
                 FOR THE FIVE FISCAL YEARS ENDED JANUARY 2, 1999



                                  1998                1997               1996              1995               1994
                                  ----                ----               ----              ----               ----
Net income                       $3,080,895          $2,898,339         $3,065,220        $2,414,678         $2,823,770
                              ==============     ===============    ===============    ==============     ==============

Average number of
common shares
outstanding                       3,631,457           3,714,838          3,646,830         4,039,950          4,108,274

Dilutive effect of
stock options on
net income                          249,162             253,542            277,560           319,701            414,021
                              --------------     ---------------    ---------------    --------------     --------------

                                  3,880,619           3,968,380          3,924,390         4,359,651          4,522,295
                              ==============     ===============    ===============    ==============     ==============

Diluted earnings
per share:

Net income                            $0.79               $0.73              $0.78             $0.55              $0.62
                              ==============     ===============    ===============    ==============     ==============



Note: Per share amounts and shares outstanding have been adjusted for a five-for-four stock splits effective July 21, 1998 and June 13, 1997, a four-for-three stock split in June 1996 and a two-for-one stock split in April 1993.